Exhibit 10.2
L Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230

August 2, 2021
Stuart Burgdoerfer
c/o L Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230

Re:    L Brands, Inc. – Retirement Agreement
Dear Stuart:
In recognition of your years of service with L Brands, Inc., a Delaware corporation (the “Company”), your leadership role in the separation of Victoria’s Secret & Company, a Delaware corporation (“VS”), from the Company and your agreement to remain as the Company’s Executive Vice President and Chief Financial Officer through August 2, 2021, and as an employee of the Company through August 20, 2021 (the “Effective Date”), the Company has agreed to offer you the retention and retirement benefits set forth in this letter agreement (this “Agreement”). This Agreement sets forth our mutual agreement concerning your retirement as an employee of the Company and its subsidiaries and affiliates (collectively, the “Company Group”) effective as of the Effective Date.
1.Retirement. You hereby resign, effective as of August 2, 2021, from your position as Executive Vice President and Chief Financial Officer of the Company. Your employment with the Company Group will otherwise terminate in all capacities as of the Effective Date. In that regard, you hereby resign effective as of the Effective Date from all other officer positions, committee memberships, directorships and other positions that you hold with the Company Group. You agree that you will cooperate with the Company Group in connection with any such resignations. On and after the Effective Date, you will not represent yourself as being an employee, officer, director, agent or representative of the Company Group.
2.Additional Entitlements. Subject to your continued employment through the Effective Date (other than a termination of your employment without Cause (as defined in the Employment Agreement, dated as of April 9, 2007, as amended (the “Employment Agreement”), between you and the Company) by the Company, your execution of and compliance with your obligations under this Agreement and your ratification and confirmation as of the Effective Date of the release and representation contained in Sections 11(a), 11(b) and 11(c) as set forth on the signature page below, and in consideration of the covenants incorporated herein and the waiver and release set forth below, and provided that you do not revoke this Agreement in accordance with Section 14(i), you will be entitled to the following:

(a)Retention Bonus. Subject to your using your best efforts to (i) continue your assistance with the separation of VS from the Company, and (ii) assist in transitioning the role of Chief Financial Officer of the Company to the Company’s designated successor, you will receive a retention bonus in the amount of $1,500,000 representing the final tranche of your Retention Bonus, as set forth in Section 1(c) of the Retention Bonus Agreement dated as of May 14, 2020 between you and the Company, to be paid on January 31, 2022.
(b)Additional Bonus. In recognition of your contributions to, and subject to the consummation of, the separation of VS from the Company, you will receive a bonus in the amount of $2,000,000, to be paid on or around August 30, 2021.
(c)COBRA Payment. In the event that you elect “COBRA” group health plan continuation coverage, the Company will pay you an amount equal to the product of (i) the monthly COBRA premium that you would be required to pay to continue your group health plan coverage multiplied by (ii) 18 (the “COBRA Payment”).  The COBRA Payment will be paid to you, net of any applicable tax withholdings, in a cash lump sum within 60 days following the Effective Date, but in no event later than the 15th day of the third month following the end of the Company’s fiscal year in which the Effective Date occurs.
3.Business Expenses. As promptly as practicable after the Effective Date, the Company will pay you any unreimbursed business expenses incurred through the Effective Date to which you are entitled to reimbursement pursuant to the Company’s expense reimbursement policies.
4.Equity-based Awards. Your outstanding equity-based awards, whether vested or unvested, will continue to be subject to the terms and conditions, including vesting conditions, set forth in the applicable plan documents and award agreements thereunder.
5.Paid-Time Off. Any accrued but unused paid time off you have as of the Effective Date will be paid to you in accordance with the Company’s paid time off policy.
6.No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by COBRA or other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Effective Date.
7.Covenants and Agreements. You acknowledge and agree that you remain subject to the restrictive covenants set forth in Section 11 of the Employment Agreement and in any other agreement with the Company or any other member of the Company Group, which are incorporated herein by reference as if such provisions were set forth herein in full.
8.Cooperation. Following the Effective Date, you agree to reasonably cooperate with the Company and its counsel with respect to any matter (including, without limitation, any litigation, investigation or government proceeding) that relates to matters with which you are or were involved or about which you had knowledge during your employment with the Company.
9.Return of Property. No later than seven (7) days following the Effective Date, you will deliver to the Company (or, if requested by any member of the Company Group, destroy) all property made available to you in connection with your employment by any member of the Company Group, including, without limitation, any and all records, manuals, customer lists, notebooks, cellphones, electronic devices, computers, computer programs, credit cards, and files, papers, electronically stored information and documents kept or made by you in connection with your employment.
10.Employee Protections. As described further in Section 13, you have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.
11.Release.
(a)General Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company, VS, each other member of the Company Group and each of their respective direct or indirect shareholders, officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (A) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (B) any applicable federal, state, local or foreign law, that you may have, or in the future may possess arising out of (x) your employment relationship with and service as a director, employee or officer of the Company, VS or any other member of the Company Group, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 11(a) will not apply to (i) the obligations of the Company under this Agreement,

(ii) the obligations of the Company to continue to provide director and officer indemnification to you as provided in the governing documents of the Company, and (iii) your vested accrued benefits under the Company’s broad-based employee benefit plans. You further agree that the benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company, VS or any other member of the Company Group arising out of your employment relationship, your service as a director, employee or officer of the Company, VS or any other member of the Company Group and the termination thereof. The provision of the payments and benefits described in this Agreement will not be deemed an admission of liability or wrongdoing by the Company, VS or any other member of the Company Group. You hereby acknowledge and agree that you do not have and will not have “Good Reason” (within the meaning of the Employment Agreement) to terminate your employment and that the release set forth in this Section 11(a) applies to any Claims with respect thereto. This Section 11(a) does not apply to any Claims that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 11(b) of this Agreement.
(b)Specific Release of ADEA Claims. In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, VS, each other member of the Company Group and each of their respective direct or indirect shareholders, officers, employees, directors and agents from any and all Claims that you may have as of the date you sign this Agreement arising under ADEA. By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your separation to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; (ii) you have been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this Section 11(b) only in exchange for consideration in addition to anything of value to which you are already entitled.
(c)Representation. You hereby represent that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against the Company, VS or any other member of the Company Group or any of their respective shareholders, officers, employees, directors, shareholders or agents.
12.Claim or Breach. In the event that you (a) file any charge, claim, demand, action or arbitration with regard to your employment, compensation or separation of employment under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein or (b) breach any of the covenants contained in or incorporated into this Agreement, you will immediately forfeit any right to receive any payments or benefits pursuant to this Agreement.
13.Certain Exceptions. (a) Notwithstanding anything in this Agreement or anywhere else in this Agreement or in any other agreement between you and any member of the Company Group, or in any Company code of conduct, employee manual, confidentiality policy or similar document, you have the right to:
(i)report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;
(ii)cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;
(iii)make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and
(iv)respond truthfully to a valid subpoena.
(b)In addition, the Company wants you to be aware that:
(i)(A) you have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law, (B) it is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization (retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed) and (C) it is unlawful for the Company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity, or self-regulatory organization;
(ii)notwithstanding anything contained in this Agreement or otherwise, you may, to the extent contemplated by Section 10, disclose confidential Company information, including the existence and terms of any confidential agreements between you and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization;

(iii)the Company cannot require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and may not offer you any kind of inducement, including payment, to do so;
(iv)your rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy, form, or condition of employment, including by a predispute arbitration agreement; and
(v)even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and may also be eligible to receive an award under such laws.
14.Miscellaneous.
(a)Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the separation thereof which you may have had with the Company Group (including, without limitation, the Employment Agreement (except for Sections 11, 12, 15, 16, 17, 18 and 19 thereof, which will remain in full force and effect)). This Agreement may be amended only by a written document signed by the parties hereto.
(b)D&O Indemnification. Following the Effective Date, you will remain entitled to indemnification under the Company’s Amended and Restated Bylaws adopted as of June 18, 2020 and applicable Directors & Officers insurance policies (the “D&O Policy”) and the governing documents of the Company, in accordance with and subject to the terms of such insurance policies and governing documents, as in effect from time to time. To the extent permitted under such applicable D&O Policy and the applicable insurer, you will be permitted to select counsel to represent you in any matter covered by such D&O Policy.
(c)Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (determined without regard to the choice of law provisions thereof).
(d)Withholding. Any payments made to you under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
(e)Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 11. You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.
(f)Waiver and Amendment. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement will be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
(g)Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
(h)Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.
(i)Revocation. This Agreement may be revoked by you within the seven-day period commencing on the date you sign this Agreement (the “Revocation Period”). In the event of any such revocation by you, all obligations of the Company and you under this Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.
(j)Notices. Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices and communications by you to the Company will be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to you may be given to you personally or may be mailed to you at your last known address, as reflected in the Company’s records. Any notice so addressed will be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

[Signature Page Follows]

L BRANDS, INC.
By:	/s/ ANDREW MESLOW
Name:
Title:

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED: /s/ STUART BURGDOERFER
Stuart Burgdoerfer
Date:	August 2nd, 2021

The release and representation contained in Sections 11(a), 11(b) and 11(c) above are ratified and confirmed with respect to any Claims, acts or omissions through the Effective Date.

ACCEPTED AND AGREED: /s/ STUART BURGDOERFER
Stuart Burgdoerfer
Date:	August 2nd, 2021